January 2015

Preliminary Terms No. 279

Registration Statement No. 333-199966

Dated January 5, 2015

Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Contingent Income Auto-Callable Securities due January 20, 2016

Based on the Value of the S&P GSCITM Crude Oil Index Excess Return
Principal at Risk Securities

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to at least 5.25% of the stated principal amount, but only with respect to each determination date on which the closing level of the underlying index is greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level. In addition, if the closing level of the underlying index on any determination date (other than the final determination date) is greater than or equal to the redemption threshold level, which is equal to 95% of the initial index value, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the contingent quarterly payment. However, if the securities have not been automatically redeemed prior to maturity, the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment with respect to the final determination date if the final index value is greater than or equal to the downside threshold level or (ii) an amount less than the stated principal amount of the securities that is proportionate to the percent decrease in the final index value from the initial index value, if the final index value is below the downside threshold level. Moreover, if, on any determination date, the closing level of the underlying index is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a payment at maturity that will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying index. The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program. Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P GSCITM Crude Oil Index Excess Return
Aggregate principal amount:	$
Early redemption:	If, on any determination date (other than the final determination date), the closing level of the underlying index is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Redemption threshold level:	, which is equal to 95% of the initial index value
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•  If, on any determination date, the closing level or the final index value, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $52.50 (at least 5.25% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be provided in the pricing supplement.

•  If, on any determination date, the closing level or the final index value, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April 16, 2015, July 16, 2015, October 15, 2015 and January 14, 2016, subject to postponement for non-trading days and certain market disruption events. We also refer to January 14, 2016 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount times (ii) the index performance factor. This amount will be less than 80% of the stated principal amount and could be zero
Downside threshold level:	, which is equal to 80% of the initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the final determination date
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January , 2015 (expected to price on or about January 16, 2015)
Original issue date (settlement date):	January , 2015 (3 business days after the pricing date)
Maturity date:	January 20, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 2a-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I and in “Risk Factors — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in the accompanying product supplement no. 2a-I
CUSIP/ISIN:	48127DPS1 / US48127DPS17
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$12.50(2)	$982.50
$5.00(3)
Total	$	$	$

(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $12.50 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-79 of the accompanying product supplement no. 2a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

If the securities priced today and assuming a contingent quarterly payment equal to the minimum listed above, the estimated value of the securities as determined by JPMS would be approximately $961.20 per $1,000 stated principal amount security. JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 2a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 2a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 2a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Contingent Income Auto-Callable Securities due January 20, 2016

Based on the Value of the S&P GSCITM Crude Oil Index Excess Return
Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due January 20, 2016 Based on the Value of the S&P GSCITM Crude Oil Index Excess Return, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to at least $52.50 (at least 5.25% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing level or the final index value, as applicable, is greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing level of the underlying index could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

If the closing level on any determination date (other than the final determination date) is greater than or equal to the redemption threshold level, which is equal to 95% of the initial index value, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1 to 1 basis. The payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying index.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to at least 5.25% of the stated principal amount with respect to each determination date on which the closing level or the final index value, as applicable, is greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level. The actual contingent quarterly payment will be provided in the pricing supplement. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any determination date (other than the final determination date), the closing level is greater than or equal to the redemption threshold level.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final index value is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final index value is less than the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount times (ii) the index performance factor.

▪  Investors will lose some, and may lose all, of their principal in this scenario.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level and (2) the final index value.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

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Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial index value:	300.00
Hypothetical downside threshold level:	240.00, which is 80% of the hypothetical initial index value
Hypothetical redemption threshold level:	285.00, which is 95% of the hypothetical initial index value
Hypothetical contingent quarterly payment:	$52.50 (5.25% of the stated principal amount) per security

In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and the closing level of the underlying index is greater than or equal to the redemption threshold level on one of the first three determination dates. Because the closing level is greater than or equal to the redemption threshold level on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing level on the first three determination dates is less than the redemption threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment*
#1	285.00	—*	$1,052.50	$270.00	$52.50	N/A
#2	N/A	N/A	N/A	$165.00	$0	N/A
#3	N/A	N/A	N/A	$375.00	—*	$1,052.50
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the closing level is greater than or equal to the redemption threshold level and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the closing level on the first determination date is equal to the redemption threshold level. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $52.50 = $1,052.50

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the closing level on the third determination date is greater than the redemption threshold level. As the closing level on the first determination date is greater than the downside threshold level (but less than the redemption threshold level), you receive the contingent quarterly payment of $52.50 with respect to that determination date. Following the third determination date, you receive an early redemption payment of $1,052.50, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlying index has appreciated by 25% from its initial index value on the third determination date, you only receive $1,052.50 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $1,105 per security.

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	Example 3			Example 4
Determination Dates	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Closing Level	Contingent Quarterly Payment	Early Redemption Payment
#1	$210.00	$0	N/A	$195.00	$0	N/A
#2	$195.00	$0	N/A	$210.00	$0	N/A
#3	$135.00	$0	N/A	$195.00	$0	N/A
Final Determination Date	$165.00	$0	N/A	$240.00	—*	N/A
Payment at Maturity	$5.50			$1,052.50

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index value.

▪	In Example 3, the closing level of the underlying index remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing level of the underlying index. As the final index value is less than the downside threshold level, you receive (i) the stated principal amount times (ii) the index performance factor, calculated as follows:

$1,000 × 165.00 / 300.00 = $550

In this example, the amount you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing level of the underlying index decreases to a final index value of 240.00. Although the final index value is less than the initial index value, because the final index value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $52.50 = $1,052.50

In this example, although the final index value represents a 20% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,052.50 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 2a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. In this case, your payment at maturity will be less than 80% of the stated principal amount and could be zero.
▪	The contingent quarterly payment is based solely on the closing levels on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing level on that determination date or the final index value, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing level on a specific determination date or the final index value, as applicable, if that closing level or final index value is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing level of the underlying index was higher on other days during the term of the securities.
▪	You will not receive any contingent quarterly payment for any quarterly period where the closing level on the relevant determination date is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing level on the relevant determination date is greater than or equal to the downside threshold level. If the closing level remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payment.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Investors will not participate in any appreciation in the level of the underlying index. Investors will not participate in any appreciation in the level of the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing level or the final index value, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing level of the underlying index could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. In addition, due to the redemption threshold level feature, it is possible that the securities will be redeemed even when the closing level of the underlying index on a determination date is less than the initial index value. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will
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determine the initial index value, the redemption threshold level, the downside threshold level and the final index value and whether the closing level of the underlying index on any determination date is greater than or equal to the redemption threshold level or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or commodity hedging disruption events, or selection of a successor to the underlying index, in the event of a discontinuation or material change in the method of calculation of the underlying index, may affect the payment to you at maturity or whether the securities are redeemed early. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 2a-I for additional information about these risks.

▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you
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prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the securities;
o	supply and demand trends for the commodity upon which the futures contracts that compose the underlying index are based or the exchange-traded futures contracts on that commodity;
o	the market price of the commodity upon which the futures contracts that compose the underlying index are based or the exchange-traded futures contracts on that commodity;
o	whether the closing level of the underlying index has been, or is expected to be, less than the downside threshold level on any determination date and whether the final index value is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	We may accelerate your securities if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the securities due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I for more information.
▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. The commodity futures contracts that underlie the underlying index are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the closing level of the underlying index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of your securities. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the securities. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the securities resulting in a
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commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities.  See “ — We May Accelerate Your Securities If a Commodity Hedging Disruption Event Occurs” above.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index. Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the underlying. See — “The Market Price of West Texas Intermediate (“WTI”) Crude Oil Will Affect the Value of the Securities” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
▪	The market price of West Texas Intermediate (“WTI”) crude oil will affect the value of the securities. Because the securities are linked to the performance of the underlying index, which is composed of futures contracts on WTI crude oil, we expect that generally the market value of the securities will depend in part on the market price of WTI crude oil. The price of WTI crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	A decision by the New York Mercantile Exchange (“NYMEX”) to increase margin requirements for WTI crude oil futures contracts may affect the level of the underlying index. If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the underlying index to decline significantly.
▪	The securities do not offer direct exposure to commodity spot prices. The securities are linked to the underlying index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a
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futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to commodity spot prices.

▪	The underlying index may be more volatile and more susceptible to price fluctuations of commodity futures contracts than a broader commodities index. The underlying index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on crude oil and non-crude oil commodities, the underlying index comprises contracts only on crude oil. As a result, price volatility in the contracts included in the underlying index will likely have a greater impact on the underlying index than it would on the broader S&P GSCI™. In addition, because the underlying index omits principal market sectors composing the S&P GSCI™, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.
▪	Owning the securities is not the same as owning any commodities or commodity futures contracts. The return on your securities will not reflect the return you would realize if you actually purchased the futures contracts that compose the underlying index, the commodities upon which the futures contracts that compose the underlying index are based, or exchange-traded or over-the-counter instruments based on the underlying index. You will not have any rights that holders of such assets or instruments have.
▪	Higher futures prices of the commodity futures contracts underlying the underlying index relative to the current prices of such contracts may affect the value of the underlying index and the value of the securities. The underlying index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the underlying index and thus the value of securities linked to the underlying index. The futures contracts underlying the underlying index have historically been in contango.
▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the closing level of the underlying index, and therefore the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index and, therefore, the value of your securities.
▪	The securities are linked to an excess return index and not a total return index. The securities are linked to an excess return index and not a total return index. An excess return index, such as the underlying index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, could potentially increase (i) the redemption threshold level, which is the level at or above which the underlying index must close on a determination date in order for the securities to be redeemed, and
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(ii) the downside threshold level, which is the level at or above which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying index at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the level of the underlying index on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the contingent quarterly payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for JPMS’s estimated value and the contingent quarterly payment.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders –– Tax Consideration. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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S&P GSCITM Crude Oil Index Excess Return Overview

The return on the securities is linked to the S&P GSCITM Crude Oil Index Excess Return, a sub-index of the S&P GSCI™, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month WTI crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the NYMEX. The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the underlying index, are the designated crude oil futures contracts). By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “The S&P GSCITM Indices” in the accompanying underlying supplement no. 1a-I.

Information as of market close on January 2, 2015:

Bloomberg Ticker Symbol:	SPGCCLP	52 Week High (on 6/20/2014):	571.2074
Current Index Value:	290.0339	52 Week Low (on 12/31/2014):	293.2265
52 Weeks Ago (on 1/2/2014):	495.1765

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2010 through January 2, 2015. The closing level of the underlying index on January 2, 2015 was 290.0339 The associated graph shows the closing levels of the underlying index for each day in the same period. We obtained the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing levels of the underlying index on the determination dates.

S&P GSCITM Crude Oil Index Excess Return	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062

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S&P GSCITM Crude Oil Index Excess Return	High	Low	Period End
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter (January 2, 2015)	290.0339	290.0339	290.0339

S&P GSCITM Crude Oil Index Excess Return Historical Performance – Daily Closing Levels* January 2, 2010 to January 2, 2015

*The dotted line in the graph indicates the hypothetical downside threshold level, equal to 80% of the closing level on January 2, 2015. The actual downside threshold level will be based on the closing level on the pricing date.

License Agreement between S&P Dow Jones Indices LLC and JPMorgan Chase & Co.

“Standard & Poor’s,” “S&P” and “S&P GSCI™” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by J.P. Morgan Securities LLC and sublicensed for use by JPMorgan Chase & Co. and its affiliates.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2a-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 2a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that

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there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to amounts paid with respect to the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “S&P GSCITM Crude Oil Index Excess Return Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 2a-I
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-38 of the accompanying product supplement no. 2a-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2a-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to

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purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 2a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 2a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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